AMENDED CERTIFICATE OF DESIGNATION

                                      OF

                               PREFERRED STOCK

                                      OF

                  MANAGED INCOME SECURITIES PLUS FUND, INC.

                 Pursuant to Sections 151, 242 and 228 of the
               General Corporation Law of the State of Delaware


               MANAGED INCOME SECURITIES PLUS FUND, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

               FIRST: On February 5, 1997, the Corporation filed with the Secretary of State a Certificate of Designation of Preferred Stock (the "Certificate of Designation"), which Certificate of Designation set forth the rights, powers and preferences of 1,740 shares of the Corporation's preferred stock, par value $.01 per share, designated by the Board of Directors as "Preferred Stock".

               SECOND: On February 6, 1997, the Corporation filed with the Secretary of State a Corrected Certificate of Designation of Preferred Stock (the "Corrected
          Certificate of Designation").

               THIRD: This Amended Certificate of Designation has been duly adopted by the unanimous written consent of the Board of Directors of the Corporation pursuant to Section 141(f) of the DGCL and the written consent of the holders of the outstanding Common Stock and Preferred Stock of the Corporation, voting together as a single class, pursuant to Section 228(a) of the DGCL.

               FOURTH: This Amended Certificate of Designation hereby amends the Corrected Certificate of Designation to read in its entirety as follows:

               Managed Income Securities Plus Fund, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), HEREBY CERTIFIES that the following resolution was duly adopted by the Board of Directors and the stockholders of the Corporation as of February 14, 1997, pursuant to authority conferred thereon by the provisions of the Certificate of Incorporation of the Corporation which authorizes the issuance of up to 3,000 shares of preferred stock, $.01 par value per share (the "Authorized Preferred Stock"):

                    RESOLVED that the issue of up to 2,000 shares
               of Preferred Stock, par value $.01 per share (the "Preferred Stock"), of the Corporation is hereby authorized and the designation, preferences, relative, participating, optional and other special rights, and qualifications, or restrictions of all 2,000 shares of this Class, in addition to those set forth in the Certificate of Incorporation of the Corporation are hereby fixed as follows:

                    1. DESIGNATION. The designation of this Class shall be Preferred Stock (referred to as this "Class"), and the number of shares constituting this Class shall be 2,000. Shares of this Class shall have a liquidation preference of $100,000 per share.

                    2. DIVIDENDS. (a) Each holder of shares of this Class shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends, for each quarterly dividend period (each a "Dividend Period"), in an amount equal to $13,270 per share per annum (the "Initial Rate") divided by four (representing an annual dividend yield of 13.270%) until and including December 30, 2006 (the "Initial Term"), and thereafter in an amount equal to $1,000 per share per annum (the "Special Rate") divided by four (representing an annual dividend yield of 1.00%). Dividends shall be cumulative from the date of original issue and shall be payable, when and as declared by the Board of Directors or by a duly authorized committee thereof, on March 30, June 30, September 30 and December 30 of each year, commencing on March 30, 1997 (provided, however, that if such day is not a Business Day (as defined in Section 11 hereof) such payment shall be made on the next succeeding Business Day). Each such dividend shall be paid to the holders of record of shares of this Class as they appear on the stock register of the Corporation on such record date, not exceeding 45 days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Corporation or by a duly authorized committee thereof. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation or by a duly authorized committee thereof.

                    (b)  Dividends payable on this Class for any
               period greater or less than a full Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period.

                    (c)  So long as any shares of this Class are
               outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of Common Stock or other capital stock of the Corporation ranking junior to this Class as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other capital stock of the Corporation ranking junior to or on a parity with this Class as to dividends or amounts upon liquidation, nor shall any Common Stock or any other capital stock of the Corporation ranking junior to or on a parity with this Class as to dividends or amounts upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Class as to dividends and amounts upon liquidation) unless, in each case, (i) full cumulative dividends on all outstanding shares of this Class shall have been paid or declared and set aside for payment for all past Dividend Periods, and (ii) for so long as the Corporation is registered as an investment company under the 1940 Act, at the time of the declaration of such dividend or distribution or at the time of any such purchase of shares of Common Stock, this Class has a 1940 Act Asset Coverage of at least 200% after deducting the amount of such dividend, distribution or purchase price, as the case may be.

                    (d) When dividends are not paid in full (or a sum sufficient for such full payment is not set apart), as aforesaid in paragraph (c) above, upon the shares of this Class and any other series of capital stock of the Corporation ranking on a parity as to dividends with this Class, all dividends declared upon shares of this Class and any other series of capital stock of the Corporation ranking on a parity as to dividends with this Class shall be declared pro rata so that the amount of dividends declared per share on this Class and such other series of capital stock of the Corporation ranking on a parity as to dividends with this Class shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of this Class and such other series of capital stock of the Corporation bear to each other. Holders of shares of this Class shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on this Class. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on this Class which may be in arrears.

                    3. REDEMPTION. (a) The shares of this Class are not redeemable at the option of the Corporation, except upon the occurrence of a Tax Event (as defined in Section 11 hereof).

                    (b)  The Corporation may, commencing 30 days
               and ending 120 days after the occurrence of a Tax Event, redeem the shares of this Class, in whole, but not in part, at a redemption price equal to the Tax Event Redemption Price (as defined in Section 11 hereof) (a "Tax Event Redemption").

                    (c) In the event the Corporation shall redeem shares of this Class, notice of such redemption shall be given by first class mail, postage prepaid, and mailed not less than 30 nor more than 60 days prior to the date set for redemption, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (i) the redemption date; (ii) that all of the shares of this Class are being redeemed pursuant to a Tax Event Redemption; (iii) the redemption price;
               (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

                    (d) Notice having been mailed as provided in paragraph (c), from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price), dividends on the shares of this Class so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation or a duly authorized committee thereof shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Tax Event Redemption Price.

                    (e)  Any shares of this Class which shall at
               any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Authorized Preferred Stock, without designation as to class or series until such shares are once more designated as part of a particular series by the Board of Directors of the Corporation or a duly authorized committee thereof.

                    4. CONVERSION. The holders of shares of this Class shall not have any rights to convert or exchange such shares into shares of any other class or series of capital stock of the Corporation.

                    5.  LIQUIDATION RIGHTS.  (a)  Upon the
               voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holders of the shares of this Class shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to this Class upon liquidation, the amount of $100,000 per share.

                    (b)  After the payment to the holders of the
               shares of this Class of the full preferential amounts provided for in this Section 5, the holders of this Class as such shall have no right or claim to any of the remaining assets of the Corporation.

                    (c)  If, upon any voluntary or involuntary
               dissolution, liquidation, or winding up of the Corporation, the amounts payable with respect to the par value of the shares of this Class and any other series of shares of stock of the Corporation ranking as to any such distribution on a parity with the shares of this Class are not paid in full, the holders of the shares of this Class and of such other series of shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they are entitled.

                    (d) Neither the sale of all or substantially all the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary.

                    (e)  Upon the dissolution, liquidation or
               winding up of the Corporation, the holders of shares of this Class then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to paragraph (a) of this Section 5 before any payment shall be made to the holder of any class of capital stock of the Corporation ranking junior to this Class as to dividends or upon liquidation.

                    6. RANKING. For purposes of this resolution, any capital stock of any class or series of the Corporation shall be deemed to rank:

                    (a) prior to the shares of this Class, either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of this Class;

                    (b)  on a parity with shares of this Class,
               either as to dividends or upon liquidation, whether or not the dividend rates or amounts, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of this Class, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of this Class; and

                    (c) junior to shares of this Class, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of shares of this Class shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or series.

                    7.  VOTING RIGHTS.  (a) Each share of this
               Class shall have one vote per share on all matters submitted to the Corporation's stockholders generally and shall vote together on such matters as a single class with holders of shares of Common Stock, except in those circumstances specified in Sections 7(b), 7(c) and 7(d) below.

                    (b) At all times that shares of this Class are outstanding and the Corporation is registered as an investment company under the 1940 Act, the holders of shares of this Class shall have the right to elect two directors to the Board of Directors of the Corporation (the "Initial Preferred Directors"). Whenever the dividends on the shares of this Class have been in arrears and unpaid for eight consecutive Dividend Periods, the holders of the shares of this Class shall have the right to elect a majority of the directors constituting the Board of Directors of the Corporation (a "Right of Election"). Within one (1) business day of the accrual of such Right of Election, one of the members of the Corporation's Board of Directors (or such other number necessary to permit the holders of shares of this Class to elect a majority of the Board of Directors at such time), shall resign from the Board of Directors (the "Resigning Directors") and the holders of the shares of this Class, voting as a separate class to the exclusion of the holders of Common Stock, shall elect such number of directors (the "Additional Preferred Directors", and collectively with the Initial Preferred Directors, the "Preferred Directors") to replace each of the Resigning Directors. Such election shall occur by written consent, at a special meeting of the holders of the stock of this Class called for that purpose (if such Right of Election exists more than 90 days prior to the next annual meeting of stockholders), or at the next annual meeting of stockholders. The term of such Additional Preferred Directors shall continue until there are no dividends in arrears upon the shares of this Class. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of at least 66-2/3% of the outstanding shares of this Class, at a meeting of the Corporation's stockholders, or of the holders of shares of this Class, called for that purpose. Except as provided in the next sentence, any vacancy in the office of a Preferred Director shall be filled by a person appointed by the remaining Preferred Director(s) pursuant to an instrument in writing signed by the remaining Preferred Director(s) and filed with the Corporation. In the case of the removal of any Preferred Director or if required by the 1940 Act, a vacancy in the office of a Preferred Director shall be filled by the vote of the holders of at least a majority of the outstanding shares of this Class, at the same meeting at which such removal shall be voted. Upon termination of the term of the Additional Preferred Directors as provided above, the stockholders of the Corporation shall elect the directors constituting the Board of Directors, in the manner set forth in the Corporation's By-Laws.

                    (c)  During the Initial Term, without the
               consent of the holders of at least 66-2/3% of the votes entitled to be cast by the holders of the total number of shares of this Class then outstanding, the Corporation may not: (i) sell all or substantially all of the property or business of the Corporation, or merge or consolidate the Corporation into or with any other corporation or merge or consolidate any other corporation into or with the Corporation; or (ii) liquidate, dissolve or wind-up the Corporation.

                    The foregoing matters shall, during the Initial
               Term, also require the consent of the holders of at least a majority of the votes entitled to be cast by holders of the shares of Common Stock then outstanding, voting separately as a class and, after the Initial Term, will require the consent of the holders of at least a majority of the votes entitled to be cast by holders of the shares of Common Stock then outstanding and this Class then outstanding, voting together as a single class; provided, however, that the affirmative vote or consent of the holders of at least 66-2/3 of the outstanding shares of this Class, voting separately as a class, shall be necessary to sell all or substantially all of the property or business of the Corporation, or merge or consolidate the Corporation into or with any other corporation or merge or consolidate any other corporation into or with the Corporation, if such sale, merger or consolidation would result in consideration being paid to the holders of the shares of this Class which is less than (i) the sum of the present values of all future dividend payments due on the shares of this Class (rounded to the nearest cent per share), discounted on a quarterly basis at the "Class Vote Discount Rate" to the dividend payment date immediately preceding the date of such sale, merger or consolidation, plus
               (ii) any accrued but unpaid dividends up to and including the date of such sale, merger or consolidation. "Class Vote Discount Rate" shall mean 2.47% per quarter (which equates to a semi-annual equivalent rate per annum of 10.00%).

                    (d) Without the consent of the holders of at
               least 66-2/3% of the votes entitled to be cast by the holders of the total number of shares of this Class then outstanding, the Corporation may not:
               (i) create any additional class or series of stock of the Corporation; (ii) create, incur, assume or directly or indirectly guarantee or in any other manner become directly or indirectly liable for any Indebtedness (as defined below) of the Corporation in excess of $100,000; (iii) alter or amend the Corporation's investment objective or fundamental investment limitations; or (iv) alter or amend the provisions of the Corporation's Certificate of Incorporation (including this Certificate of Designation) so as to affect adversely the voting powers, preferences or special rights of the holders of shares of this Class (including without limitation Section 9 hereof); provided, however, that any sale of all or substantially all of the property or business of the Corporation, any merger or consolidation of the Corporation into or with any other corporation or merger or consolidation of any other corporation into or with the Corporation or the liquidation, dissolution or winding-up of the Corporation shall not be deemed to be such an alteration or amendment. The affirmative vote or consent of the holders of at least a majority of the votes entitled to be cast by holders of the shares of Common Stock then outstanding, voting separately as a class, will also be required for any such actions.

                    Solely for purposes of the voting rights as
               described in this Section 7 and Section 8 hereof, any share of this Class registered in the name of the Corporation or any of its Affiliates (as defined under Rule 405 of the Securities Act) shall be deemed not to be outstanding and the vote evidenced thereby shall not be taken into account in determining whether the requisite vote necessary to take such action or effect any such consent has been obtained.

                    8.  AMENDMENTS.  Any amendment to the
               Corporation's Certificate of Incorporation to change any provision of Section 7 or Section 9 of this Certificate of Designation or this Section 8 shall require the consent of holders of a majority of the outstanding shares of the Common Stock and 66-2/3% of the votes of this Class, in each case voting separately as a class. All other amendments to the Corporation's Certificate of Incorporation shall require the consent of holders entitled to cast at least a majority of the votes of Common Stock and Preferred Stock voting as a single class.

                    9. ASSET COVERAGE. (a) Immediately after the issuance of this Class and for so long as the Corporation is registered as an investment company under the 1940 Act, the shares of this Class will have a 1940 Act Asset Coverage of at least 200% and, for so long as the Corporation is registered as an investment company under the 1940 Act, at the time of the declaration of any dividend or distribution or at the time of any purchase of shares of Common Stock by the Corporation, this Class will have a 1940 Act Asset Coverage of at least 200% after deducting the amount of such dividend, distribution or purchase price, as the case may be.

                    (b) At all times that shares of this Class are outstanding, the Corporation will own U.S.
               Government Securities with a market value and principal amount equal to at least 140% of the liquidation preference of the outstanding shares of this Class.

                    10.  RESTRICTIONS ON TRANSFER.  The minimum
               amount of Preferred Stock that may be transferred to, or held by, any one beneficial owner is $4,000,000.

                    11. DEFINITIONS. For purposes of this Class, the following terms shall have the meanings indicated:

                    "Board of Directors" shall mean the Board of
               Directors of the Corporation.

                    "Business Day" shall mean any day other than a
               Saturday, Sunday or other day on which banks are authorized to be closed in New York, New York.

                    "Code" shall mean the Internal Revenue Code of
               1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

                    "Common Stock" shall mean the common stock of
               the Corporation, par value $.01 per share, or any successor class of common equity into which such class may hereafter be converted.

                    "Dividend Periods" shall have the meaning set
               forth in Section 2 hereof.

                    "Indebtedness" shall mean, with respect to the
               Corporation without duplication, and whether or not contingent, (i) all indebtedness of the Corporation for borrowed money or which is evidenced by a note, bond, debenture or similar instrument, including any indebtedness provided by a bank that is not an affiliate of the Corporation (ii) all obligations of the Corporation in respect of letters of credit or bankers' acceptances issued or created for the account of the Corporation, (iii) all liabilities of others of the kind described in the preceding clause
               (i) secured by any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any property owned by the Corporation even though the Corporation has not assumed or become liable for the payment of such liabilities, (iv) to the extent not otherwise included, any guarantee by the Corporation of any indebtedness of any other individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof, or other obligations described in clauses
               (i) through (iii) above, and (v) any "acquisition indebtedness" or indebtedness which would give rise to unrelated trade or business income within the meeting of Section 514 of the Code.

                    "Initial Rate" shall have the meaning set forth
               in Section 2 hereof.

                    "Initial Term" shall have the meaning set forth
               in Section 2 hereof.

                    "1940 Act Asset Coverage" means the ratio which
               the value of the total assets of the Corporation, less all liabilities and indebtedness not represented by "senior securities" (within the meaning of the 1940 Act), bears to the aggregate amount of senior securities representing indebtedness of the Corporation plus the aggregate of the involuntary liquidation preference of this Class. The involuntary liquidation preference of this class shall be deemed to mean the amount to which such class of senior security would be entitled on involuntary liquidation of the issuer in preference to a security junior to it.

                    "Preferred Stock" shall have the meaning set
               forth in the recitals hereof.

                    "Special Rate" shall have the meaning set forth
               in Section 2 hereof.

                    "Tax Event" shall mean the receipt by the
               Corporation of an opinion of a nationally recognized tax counsel to the Corporation which is experienced in such matters ("Tax Counsel"), to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) ("Administrative Action") or (iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority, taxing authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification, change or Administrative Action is effective or such pronouncement or decision is announced on or after the date of the initial issuance of the shares of this Class, there is a substantially increased likelihood (determined in the case of any amendment to, clarification of, or change in laws affecting taxation, as if any such proposal were enacted into law) (as compared to immediately prior to the initial issuance of the shares of this Class) that (a) dividends paid or to be paid by the Corporation with respect to the shares of Common Stock and/or this Class are not, or will not be, fully deductible by the Corporation for United States federal income tax purposes and/or (b) the Corporation is, or will be, subject to more than a de minimis amount of taxes (including, without limitation, income taxes), duties or other governmental charges and assessments.

                    "Tax Event Redemption Price" shall mean the (i)
               the sum of the present values of all future dividend payments due on a share of this Class (rounded to the nearest whole cent per share), discounted on a quarterly basis at the "Redemption Discount Rate" to the dividend payment date immediately preceding the redemption date, plus (ii) any accrued but unpaid dividends up to and including the redemption date. Redemption Discount Rate shall equal the Benchmark Treasury Rate plus 95 basis points (converted to a quarterly equivalent). Prior to August 15, 2004, the Benchmark Treasury Rate shall equal the yield to maturity of the 71/4% U.S. Treasury Note due August 2004 on the redemption date. On that date and thereafter, the Benchmark Treasury Rate shall equal the yield to maturity of the "1 Year CMT."

                    "1 Year CMT" which, with respect to any date of
               redemption, (in the following order of priority) shall mean:

                         (i)  the yield on 1 year United States
               Treasury Securities at constant maturity on the second Business Day prior to any date of redemption, as estimated from the United States Department of the Treasury's daily yield curve, as published in the Federal Reserve statistical release H.15(519) (the "H.15") (or any successor or similar publication selected by the Calculation Agent published by the Board of Governors of the Federal Reserve Bank or affiliated entity) for the date of redemption opposite the caption "Treasury Constant Maturities, 1-year".

                         (ii)  if 1 Year CMT,  or any successor
               thereto, as described in clause (i) is not publicly available by the date of redemption, then 1 Year CMT will be a yield to maturity for direct non-callable fixed rate obligations of the United States ("Treasury Notes") most recently issued with a remaining term to maturity closest to 1 year based on the yield (which yield is based on bid prices) for such issue of Treasury Notes for the date of redemption, as published by the Federal Reserve Bank of New York in its daily statistical release entitled "Composite 3:30 P.M. Quotations for U.S. Government Securities" (or any successor or similar publication selected by the Calculation Agent published by the Federal Reserve System, the Federal Reserve Bank of New York, or any other Federal Reserve Bank or affiliated entity).

                         (iii)  if 1 Year CMT as described in
               clause (ii) is not available on the date of such calculation pertaining to such date of redemption, 1 Year CMT will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent and as a decimal on the basis of a year of 365 days and applied on a daily basis) based on the arithmetic mean of the secondary market bid prices as of approximately 3:00 P.M. (New York City time) on the date of redemption of three leading primary United States government securities dealers in The City of New York (from five such dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for Treasury Notes most recently issued with a remaining term to maturity closest to 1 year. If three or four (and not five) of such dealers are quoting as described in this clause (iii), then 1 Year CMT will be based on the arithmetic mean of the bid price obtained and neither the highest nor the lowest of such quotations will be eliminated. The Calculation Agent shall be Bear, Stearns & Co. Inc.

                    "Transfer" shall have the meaning set forth in
               Section 10 hereof.

                    "U.S. Government Security" means obligations
               issued or guaranteed by the United States government or in obligations issued or guaranteed by agencies or instrumentalities of the United States government; provided, however, that such securities may be limited as required to obtain a AAA or Aaa from Standard & Poor's Ratings Group, Inc. or Moody's Investors Service.


                         IN WITNESS WHEREOF, the Corporation has
               caused this Amended Certificate of Designation to be signed on this 14th day of February, 1997.

                                        MANAGED INCOME SECURITIES
                                          PLUS FUND, INC.

                                        By:/s/ Frank J. Maresca
                                           ---------------------------
                                           Name:  Frank J. Maresca
                                           Title:  Vice President and
                                                   Treasurer